Exhibit 99.1

Antigenics Reports Fourth Quarter and Year-End 2005 Financial Results
                            and Highlights

    NEW YORK--(BUSINESS WIRE)--Feb. 23, 2006--Antigenics Inc. (NASDAQ:AGEN) today reported financial results and operating highlights for the quarter and year ended December 31, 2005. For the three months ended December 31, 2005, the company incurred a net loss attributable to common stockholders of $17.9 million, or $0.39 per share, basic and diluted, compared with a net loss attributable to common stockholders of $17.6 million, or $0.39 per share, basic and diluted, for the same period in 2004. For the year ended December 31, 2005, Antigenics incurred a net loss attributable to common stockholders of $74.9 million, or $1.64 per share, basic and diluted, compared with a net loss attributable to common stockholders of $57.0 million, or $1.27 per share, basic and diluted, for the same period in 2004. The increase in net loss from continuing operations reflects the costs to advance development of the company's product candidates, including Oncophage(R) (vitespen; formerly HSPPC-96), Antigenics' lead product candidate, as well as costs associated with other clinical and development projects. The increase in net loss attributable to common stockholders compared with that in 2004 is primarily attributable to the gain on the sale to Virbac S.A. during 2004, of our manufacturing rights for feline leukemia vaccine, as well as increased research and development expenses associated with our clinical programs during 2005. Cash, cash equivalents and short-term investments amounted to $61.7 million on December 31, 2005.
    "In 2005, we generated our first randomized Phase 3 data with Oncophage, which showed that a prospectively defined group of better-prognosis stage IV melanoma patients who received Oncophage appeared to be living much longer than similar patients who did not receive the vaccine," said Garo H. Armen, PhD, chairman and CEO of Antigenics. "With data from our Phase 3 kidney cancer trial being analyzed in the coming weeks, we hope to further demonstrate the clinical activity of Oncophage. Our other vital development programs, including Aroplatin(TM), AG-707 and our QS-21 adjuvant, continue to progress, positioning Antigenics as a company with a diversified pipeline offering multiple sources of potential revenue."

    Corporate Highlights

    -- A Phase 3 trial testing Oncophage, a patient-specific therapeutic cancer vaccine, in adjuvant renal cell carcinoma (RCC; the most common form of kidney cancer) is on track for data analysis in March 2006, with top-line data available shortly thereafter.

    -- Antigenics anticipates publishing final data from a Phase 3 trial testing Oncophage in metastatic melanoma in a peer-reviewed journal and presenting it at an upcoming medical conference. Preliminary data showed a greater than 50-percent improvement (not statistically significant) in median survival on an intent-to-treat basis in stage IV M1a patients in the Oncophage-treated arm compared with those in the physician's choice arm (20.9 months versus 12.8 months).

    -- The company continues to pursue Phase 1/2 trials evaluating Oncophage in combination with chemotherapeutic or biological agents, with the goal of generating information related to safety and tumor response in cancer patients with more advanced disease. The first US investigational new drug (IND) application for the study of Oncophage in combination with ATRA-IV in a Phase 1 trial in patients with metastatic RCC and melanoma has been approved.

    -- An investigator-sponsored Phase 1/2 study of Oncophage as a treatment for recurrent glioma is being conducted at the Brain Tumor Research Center at the University of California, San Francisco. The first patient has been enrolled.

    -- A multicenter Phase 1 clinical trial has been initiated with Aroplatin, a liposomal formulation of a proprietary platinum chemotherapeutic. This dose-ranging study involves patients with advanced solid malignancies or B-cell lymphoma, and will evaluate the safety and pharmacokinetic profile of Aroplatin, which has been reformulated to enhance the drug's activation and stability.

    -- AG-707, a therapeutic vaccine for genital herpes, is under investigation in a Phase 1 multicenter clinical trial evaluating the safety of and immune response to AG-707 in patients infected with herpes simplex virus type 2, the primary cause of genital herpes.

    -- An expanded exploratory Phase 2 clinical study is underway with AG-858, a patient-specific therapeutic cancer vaccine, in combination with Gleevec(R) (imatinib mesylate, Novartis) for the treatment of chronic myelogenous leukemia patients refractory to Gleevec. The trial will assess extended dosing of AG-858.

    -- The company continues to advance important preclinical programs, such as AU-801 for the treatment of autoimmune diseases and higher-activity Oncophage made through an improved process.

    -- A number of Antigenics' partners' products containing our QS-21 adjuvant have advanced in the clinic. The company estimates that as many as five products containing QS-21 have significant commercial potential and may enter the market over the next several years, potentially generating significant royalty income for Antigenics.

    -- Antigenics is operating with a streamlined organization following the December 2005 reevaluation of its preclinical and clinical development programs, which resulted in headcount reductions across functions and significant cost savings in future periods. The company has also strategically invested in key hires, including Bruce A. Leicher as vice president and general counsel and Jill M. Forrest as vice president of marketing and sales.

    Conference Call Information

    Antigenics executives will host a conference call at 11:00 a.m. ET today. To access the live call, dial 888.271.9082 (domestic) or
706.679.7741 (international); the access code is 5442896. The call will also be webcast and will be accessible from the company's Web site at www.antigenics.com/webcast/. A replay will be available approximately two hours after the call through midnight ET on March 9, 2006. The replay number is 800.642.1687 (domestic) or 706.645.9291
(international), and the access code is 5442896. The replay will also be available on the company's Web site approximately two hours after the live call.

    About Antigenics

    Antigenics is a biotechnology company working to develop patient-specific immunotherapeutics and revolutionary treatments for cancers, infectious diseases and autoimmune disorders. The company's lead product candidate is Oncophage (vitespen; formerly HSPPC-96), a late-stage, patient-specific cancer vaccine being evaluated in several indications, including renal cell carcinoma and metastatic melanoma. Antigenics' portfolio of investigational products also includes AG-858 (HSPPC-70), a patient-specific cancer vaccine in Phase 2 development; two liposomal cancer treatments, Aroplatin and ATRA-IV; AG-707, a Phase 1 genital herpes vaccine; and QS-21, an immune adjuvant. For more information, please visit www.antigenics.com.

    This press release contains forward-looking statements, including statements regarding the further demonstration of clinical activity of Oncophage, the revenue-generating potential of the product pipeline, the timing of analysis and announcement of data from the Phase 3 trial in RCC, timing of and plans to publish and present data from the Phase 3 trial in melanoma, plans to commence new clinical trials, plans to generate information related to the safety, efficacy, pharmacokinetics, dosing and immune response generation of product candidates, plans to advance preclinical programs and the commercial potential and market entry of products containing QS-21 as well as associated royalty income for Antigenics. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, timing of events in the RCC trial, the results of clinical trials, the cost of additional clinical trials, the ability to raise additional capital, and the factors described under Factors That May Impact Future Results in the Management's Discussion and Analysis of Financial Condition and Results of Operations section of Antigenics' Form 10-Q as filed with the Securities and Exchange Commission on November 4, 2005. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics' business and securities, investors should give careful consideration to these risks and uncertainties.


              Summary Consolidated Financial Information

         Condensed Consolidated Statements of Operations Data
                 (in thousands, except per share data)
                              (unaudited)


                               Three months ended      Year ended
                                   December 31,        December 31,
                                 2005      2004      2005      2004
                               --------- --------- --------- ---------


Revenue                        $    348  $    128  $    630  $    707

Operating expenses:
 Cost of sales                        -         -         -         5
 Research and development        10,689    10,077    47,080    41,718
 General and administrative       6,361     7,345    25,869    25,784
 Severance costs                    990         -     1,596         -
 Acquired in-process research
  and development                     -         -         -     2,888
                                --------  --------  --------  --------
Operating loss                  (17,692)  (17,294)  (73,915)  (69,688)

 Other (expense) income, net        (26)      290      (189)      937

                               --------- --------- --------- ---------
Loss from continuing operations (17,718)  (17,004)  (74,104)  (68,751)

 Income (loss) from
  discontinued operations, net
  of tax (including gain on
  disposal of $14,000 in 2004)        -      (445)        -    12,589

                               --------- --------- --------- ---------
Net loss                        (17,718)  (17,449)  (74,104)  (56,162)

 Dividends on Series A
  convertible preferred stock      (198)     (197)     (791)     (790)

Net loss attributable to common -------- --------- --------- ---------
 stockholders                  $(17,916) $(17,646) $(74,895) $(56,952)
                                ========  ========  ========  ========

Per common share data:
 Loss from continuing
  operations, basic and diluted$  (0.39) $  (0.38) $  (1.64) $  (1.56)
 Net loss attributable to
  common stockholders, basic
  and diluted                  $  (0.39) $  (0.39) $  (1.64) $  (1.27)
 Weighted average number of
  common shares outstanding,
  basic and diluted              45,591    45,518    45,577    44,685


               Condensed Consolidated Balance Sheet Data
                            (in thousands)
                              (unaudited)

                             December 31,          December 31,
                                2005                  2004
                             -----------          -------------

Cash, cash equivalents and
 short-term investments        $ 61,748            $ 86,921
Total assets                    104,151             133,058
Total stockholders' equity       31,899             106,443


    CONTACT: Antigenics Inc.
             Investor Relations:
             Shalini Sharp, 800-962-2436
             ir@antigenics.com
             or
             Corporate Communications:
             Sunny Uberoi, 212-994-8206
             suberoi@antigenics.com